Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A1 of Ispire Technology Inc. filed on March 18, 2024 of our report dated September 19, 2023 relating to the consolidated financial statements of Ispire Technology Inc. as of June 30, 2023 and 2022 and for the two years in the period ended June 30, 2023, which are incorporated by reference in this Registration Statement. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ MSPC

MSPC
Certified Public Accountants and Advisors, A Professional Corporation

New York, New York
March 18, 2024

www.mspc.cpa
An independent firm associated with	340 North Avenue, Cranford, NJ 07016-2496	908 272-7000
Moore Global Network Limited	546 5th Avenue, 6th Floor, New York, NY 10036-5000	212 682-1234